______________________________________________________________________________

As filed with the Securities and Exchange Commission on ________, 2012

Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

MULTI SOFT II, INC.
(Exact name of registrant as specified in its charter)
Florida	22-2588030
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

100 S.E. Second Street, Suite 3200 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

(305) 579-8000
(Registrant's Telephone Number, Including Area Code)

Securities registered under Section 12 (b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12 (g) of the Exchange Act: Common Stock, $0.001 par value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)
______________________________________________________________________________

EXPLANATORY NOTE

We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to “Company,” “we,” “our,” “us” or the “Registrant,” refer to Multi Soft II, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as "anticipate", "plan", "believe", "expect", "estimate", and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader deciding whether to invest in our securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Important factors that may cause actual results to differ from projections include, for example:

•	the success or failure of our efforts to implement our plan of operation;

•	our ability to fund our operating expenses;

•	our ability to compete with other companies that have a similar plan of operation;

•	the effect of changing economic conditions impacting our plan of operation;

•	our ability to meet the other risks as may be described in future filings with the SEC.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Form 10 to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of our public disclosure practices.

Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes.

ITEM 1.    BUSINESS

Background of the Issuer

Multi Soft II, Inc., (“we,” “us,” “our,” or the "Company"), was originally incorporated on January 20, 1985 in New Jersey under the name "Multi Soft, Inc.". Through 2002, we were engaged in the production, marketing and maintenance of a line of software products consisting of tools for the development of client-server, front-ending, and Internet based applications using a mainframe or an Internet server (the "Prior Operations"). Until May 2011, we were a subsidiary of Multi Solutions, Inc., a New Jersey corporation ("Multi Solutions"). In September 2011, we (and Multi Solutions) effected a 50 for 1 reverse split and changed our domicile from New Jersey to Florida, as discussed below. As a result of the filing of Articles of Merger with the State of Florida, the reverse split for both Multi Soft II, Inc. and Multi Solutions was effective on September 28, 2011. All shares issued prior to September 28, 2011 have been restated retroactively to reflect the reverse split.

In July 1986, we consummated our initial public offering of securities pursuant to a Registration Statement on Form S-1 (SEC File No. 33-3133) declared effective by the Securities and Exchange Commission (SEC) on July 14, 1986. In 2002, we began to discontinue and wind down our Prior Operations and by 2005, our Prior Operations had completely ceased. On December 16, 2002, we filed a Form 15 with the SEC to voluntarily deregister our shares of common stock under the Exchange Act. Upon such filing, our obligation to file certain reports with the SEC, including annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, was immediately suspended. Other filing requirements terminated upon the effectiveness of the deregistration, which occurred 90 days after the filing of the Form 15.

In April and May 2005, we and Multi Solutions entered into purchase agreements with several investors pursuant to which the investors purchased $105,000 principal amount of Multi Solutions 6% convertible debentures due May 1, 2006 and $36,000 principal amount of our 6% convertible debentures due May 1, 2006 (collectively, the "Debentures"). The Debentures were convertible into an aggregate of 1,476,788 shares of common stock of Multi Solutions (73,839,393 shares pre-split), and 959,663 shares of our common stock (47,983,170 shares pre-split). The proceeds from the sale of the Debentures were used to satisfy certain liabilities of ours and Multi Solutions.

On August 7, 2009, we received a letter (the “Letter”) from Moore & Associates, Chartered (“Moore”), our independent registered public accounting firm, stating that Moore would no longer be engaged in auditing or reviewing public company financial statements, effectively resigning from serving as our independent registered public accounting firm. In July 2011, we retained Marcum, LLP as our independent registered public accounting firm.

In May 2011, pursuant to the terms of several debenture purchase agreements between each of us and Multi Solutions with Vector Group Ltd., a Delaware corporation ("Vector") (the "Vector Purchase Agreements"), Vector purchased from the debenture holders an aggregate of $97,000 principal amount of the Debentures and assumed certain liabilities of ours and Multi Solutions. Upon the closing, Vector converted $39,102 of the $141,000 outstanding principal amount of the Debentures into 378,058 shares of common stock of Multi Solutions (18,902,885 shares pre-split), and 325,806 shares of common stock of ours (16,290,286 shares pre-split).

On June 1, 2011, we filed an Amended and Restated Certificate of Incorporation with the State of New Jersey to increase our authorized common stock from 30,000,000 to 200,000,000 shares, and to create a class of 50,000,000 shares of blank check preferred stock, $0.001 par value. On the same date, Multi Solutions filed an Amended and Restated Certificates of Incorporation with the State of New Jersey to increase its authorized common stock from 40,000,000 to 200,000,000, and to create a class of 50,000,000 shares of blank check preferred stock, $0.001 par value. Pursuant to the terms of the Vector Purchase Agreements described above, upon the effectiveness of the amended certificates, the remaining $101,898 outstanding principal balance of the Debentures was converted by Vector and the other debenture holders into an aggregate of 1,098,730 shares of common stock of Multi Solutions (54,936,508 shares pre-split), and 633,858 shares of our common stock (31,692,884 shares pre-split). Interest due as of May 25, 2011 on the Debentures was $60,106, which was forgiven by the holders upon conversion.

As a result of the consummation of the transactions contemplated by the Vector Purchase Agreements, Vector became the holder of 53% and 54% of the outstanding common stock of Multi Solutions and us, respectively, which resulted in a change in control because the ownership of our outstanding common stock by Multi Solutions decreased from 51% to 11%, and we were no longer consolidated as a subsidiary in the financial statements of Multi Solutions. In addition, upon the closing of the Vector Purchase Agreements, our incumbent directors and officers (and Multi Solutions) resigned, and Richard J. Lampen, J. Bryant Kirkland III and Robert L. Frome were appointed to our board of directors and to the board of directors of Multi Solutions. In addition, our board of directors appointed Messrs. Lampen and Kirkland as our President, and Secretary, Treasurer and Chief Financial Officer, respectively. Messrs. Lampen and Kirkland were appointed to the same positions by the board of directors of Multi Solutions.

On September 21, 2011, Multi Soft (Florida), Inc., a Florida corporation, was formed for the purpose of merging with us to change our domicile from New Jersey to Florida and to effect a 50 for 1 reverse split of our outstanding common stock (the "Reverse Split"). Articles of Merger for Multi Soft II, Inc. and the Florida corporation were filed in New Jersey and, respectively, Florida to effectuate the merger of the New Jersey corporation with and into the Florida corporation (the "Merger"), which Merger became effective on September 28, 2011. As a result of the Merger and in accordance with the terms of the agreement and plan of merger executed by both companies, the shareholders of the New Jersey corporation received .02 shares of new (Florida) common stock for every one share of old (New Jersey) common stock they owned, and all outstanding shares of the New Jersey corporation's common stock were cancelled.  Pursuant to the Merger, the Florida corporation became the surviving entity, and as a result, we are authorized to issue 200,000,000 shares of $0.001 par value common stock and 50,000,000 shares of $0.001 par value preferred stock.

Effective on October 4, 2011, we changed our name to Multi Soft II, Inc. The name change is not meant to be reflective of any business plan or particular business industry but rather is thought by management to be neutral and therefore may assist us in our current business plan.

Our Business

Since June 2011, we have been engaged in organizational efforts, including obtaining initial financing, and identifying potential merger or acquisition candidates. Based upon our business activities, we are a "blank check" company within the meaning of Section 3 (a)(51) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because our business purpose is to merge with an unidentified company or companies. Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. We are, as defined in Rule 12b-2 under the Exchange Act, also a “shell company,” defined as a company with no or nominal assets (other than cash) and no or nominal operations. We intend to comply with the periodic reporting requirements of the Exchange Act for as long as we are subject to those requirements.

Our business purpose is to seek the acquisition of, or merger with, an existing company. The acquisition of a business opportunity may be made by purchase, merger, exchange of stock, or otherwise, and may encompass assets or a business entity, such as a corporation, joint venture, or partnership. We have very limited capital, and it is unlikely that we will be able to take advantage of more than one such business opportunity. We intend to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings. We will not restrict potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. As of the date hereof, we have made no efforts to identify a possible business combination including, but not limited to, not conducting negotiations or entering into a letter of intent with respect to any target business and we have not entered into a letter of intent or any definitive agreement with respect to any target business. If we are unable to locate a suitable entity with which to enter into a business combination, we may invest in passive investments as an alternative to acquiring a business. This may prove to be more suitable, as an alternative, because it will be a non-management control investment.

The analysis of new business opportunities has and will be undertaken by or under the supervision of our officers and directors. We have not yet considered potential acquisition transactions with any companies, nor, as of this date, have we entered into any definitive agreement with any party. We have unrestricted flexibility in seeking, analyzing and participating in potential business opportunities. Notwithstanding this flexibility, we shall have no duty or obligation to analyze and investigate more than one business opportunity. In our efforts to analyze potential acquisition targets, we will consider a number of factors including, but not limited to, the following:

•	Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

•	Potential for growth, indicated by new technology, anticipated market expansion or new products;

•
Capital requirements and anticipated availability of required funds, to be provided by the target business or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

•	Strength and diversity of management, either in place or scheduled for recruitment;

•	The cost of participation by us as compared to the perceived tangible and intangible values and potentials;

•	The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and

•	The extent to which the business opportunity can be advanced;

In applying the foregoing factors, none of which will be controlling, management will attempt to analyze all facts and circumstances and make a determination based upon reasonable investigative measures and available data. Management intends to meet personally with management and key personnel of the target business entity as part of its investigation and to utilize written reports and personal investigation in order to evaluate each of the above factors.

Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to the limited capital available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

Our plans are in the conceptual stage only. There is no relationship between our particular name and our intended business plan. If successful in completing a merger or acquisition, we expect that our name would change to reflect the marketing goals of the business combination.

In evaluating a prospective business combination, we will conduct as extensive a due diligence review of potential targets as possible; however, none of our management are professional business analysts and none are committing their full time to our operations. (See, Item 5: “Directors and Executive Officers,” below.) Potential investors must recognize that due to our management's limited commitment in terms of time to our business, we may not adequately evaluate a potential business opportunity.

We are unable to predict the time as to when, and if we may ever actually participate in any specific business endeavor. We anticipate that proposed business ventures will be made available to us through personal contacts of our directors, executive officers and principal shareholders, professional advisors, broker dealers in securities, venture capital personnel, members of the financial community and others who may present unsolicited proposals. In certain cases, we may agree to pay a finder's fee or to otherwise compensate the persons who submit a potential business endeavor in which we eventually participate. Such persons may include our directors, executive officers and beneficial owners of our securities or their “affiliates.” In that event, such fees may become a factor in negotiations regarding any potential venture and, accordingly, may present a conflict of interest for such individuals.

In addition, certain conflicts of interest exist or may develop between us and our officers and directors. Our members of management have other business interests to which they currently devote attention, which include their primary employment and management of other shell reporting companies. (See, Item 5: “Directors and Executive Officers,” below.) They may be expected to continue to devote their attention to these other business interests although management time should be devoted to our business.

We expect that our due diligence will encompass, among other things, meetings with the target business's incumbent management and inspection of its facilities, as necessary, as well as a review of financial and other information which is made available to us. This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage. Our limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a target business before we consummate a business combination. Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if we had more funds available to us, would be desirable. We will be particularly dependent in making decisions upon information provided by the promoters, owners, sponsors or other persons associated with the target business seeking our participation.

The time and costs required to select and evaluate a target business and to structure and complete a business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the indemnification and evaluation of a prospective business combination that is not ultimately completed will result in a loss to us. Also, substantial fees are often paid in connection with the completion of all types of acquisitions, reorganizations or mergers. These fees are usually divided among promoters or founders or finders, after deduction of legal, accounting and other related expenses, and it is not unusual for a portion of these fees to be paid to members of management or to principal shareholders as consideration for their agreement to retire a portion of the shares of common stock owned by them. Management may actively negotiate or otherwise consent to the purchase of all or any portion of its common stock as a condition to, or in connection with, a proposed reorganization, merger or acquisition. It is not anticipated that any such opportunity will be afforded to other shareholders or that such other shareholders will be afforded the opportunity to approve or consent to any particular stock buy-out transaction. In the event that any such fees are paid, they may become a factor in negotiations regarding any potential acquisition or merger by us, and accordingly, may also present a conflict of interest for such individuals. We have no present arrangements or understandings respecting any of these types of fees or opportunities.

Our common stock is not publicly traded at this time and we cannot assure that a market will develop or that a shareholder ever will be able to liquidate his investments without considerable delay, if at all. If a market develops, our shares will likely be subject to the rules of the Penny Stock Suitability Reform Act of 1990. The liquidity of penny stock is affected by specific disclosure procedures required by this Act to be followed by all broker-dealers, including but not limited to, determining the suitability of the stock for a particular customer, and obtaining a written agreement from the customer to purchase the stock. This rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell our securities in any future market.

Form of Acquisition

The manner in which we participate in an opportunity will depend upon the nature of the opportunity, our respective needs and desires and the promoters of the opportunity, and our relative negotiating strength.

It is likely that we will acquire our participation in a business opportunity through the issuance of our common stock or other securities. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free" reorganization under Section 368(a) (1) of the Internal Revenue Code of 1986, as amended (the "Code") depends upon whether the owners of the acquired business own 80% or more of the voting stock of the surviving entity. If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided under the Code, all prior shareholders would in such circumstances retain 20% or less of the total issued and outstanding shares of the surviving entity. Under other circumstances, depending upon the relative negotiating strength of the parties, prior shareholders may retain substantially less than 20% of the total issued and outstanding shares of the surviving entity. This could result in substantial additional dilution to the equity of those persons who were our shareholders prior to such reorganization.

Our present shareholders will likely not have control of a majority of our voting securities following a reorganization transaction. As part of such a transaction, all or a majority of our directors may resign, and one or more new directors may be appointed, without any vote by shareholders.

In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by shareholders. In the case of a statutory merger or consolidation directly involving us, it will likely be necessary to call a shareholders' meeting and obtain the approval of the holders of a majority of the outstanding securities. The necessity to obtain such shareholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting shareholders. Most likely, management will seek to structure any such transaction so as not to require shareholder approval.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs incurred in the related investigation might not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to us of the related costs incurred.

In addition, Form 8-K of the SEC regarding shell companies and transactions with shell companies requires the filing of all information about an acquired company that would have been required to have been filed had any such company filed a Form 10 Registration Statement with the SEC, along with required audited, interim and pro forma financial statements, within four business days of the closing of any such transaction; this may eliminate many of the perceived advantages of these types of transactions. These regulations also limit the use of Form S-8 to a reorganized shell company until the expiration of 60 days from when any such entity is no longer considered to be a shell company. This prohibition could further restrict opportunities for us to acquire companies that may already have stock option plans in place that cover numerous employees. In such an instance, there may be no exemption from registration for the issuance of securities in any business combination to these employees, thereby necessitating the filing of a registration statement with the SEC to complete any such reorganization, and incurring the time and expense costs that are normally avoided by reverse reorganizations.

Competition

Additionally, we are in a highly competitive market for a small number of business opportunities which could reduce the likelihood of consummating a successful business combination. We are, and will continue to be, an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of small private and public entities. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating a business combination.

Effect of Existing or Probable Governmental Regulations on Business

Upon effectiveness of this registration statement, we will be subject to the Sarbanes-Oxley Act of 2002. This Act creates a strong and independent accounting oversight board to oversee the conduct of auditors, of public companies and to strengthen auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members' appointment, and compensation and oversight of the work of public companies' auditors; prohibits certain insider trading during pension fund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the SEC regarding proxy solicitations, as outlined in

Regulation 14A. Matters submitted to our shareholders at a special or annual meeting thereof or pursuant to a written consent will require us to provide our shareholders with the information outlined in Schedules 14A or 14C of Regulation 14A; preliminary copies of this information must be submitted to the SEC at least 10 days prior to the date that definitive copies of this information are forwarded to our shareholders.

We will also be required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on Form 8-K.

If we are acquired by a “non-reporting issuer” under the Exchange Act, we will be subject to the “back-door registration” requirements of the SEC that will require us to file a Current Report on Form 8-K that will include all information about such “non-reporting issuer” as would have been required to be filed by that entity had it filed a Form 10 Registration Statement with the SEC.

We will also be prohibited from utilizing Form S-8 for the registration of our securities until we have not been a shell company for at least 60 days. Under subparagraph (i) of Rule 144, no sales of “restricted securities” issued by us while we are a shell company can be publicly sold for at least one year from when we file the Form 10 information about any acquisition, reorganization or merger that results in us no longer being considered to be a shell company.

In addition, the SEC, state securities commissions and NASAA (North American Securities Administrators Association) have expressed an interest in adopting policies that will streamline the registration process and make it easier for smaller reporting companies to have access to the public capital markets. The present laws, rules and regulations designed to promote availability to the smaller reporting company of these capital markets and similar laws, rules and regulations that may be adopted in the future will substantially limit the demand for blank check or shell companies like us, and may make the use of these companies obsolete.

Finally, the NASDAQ, NYSE, and NYSE MKT recently adopted a “seasoning” requirement for the listing of former reverse merger companies, which includes trading in another market for an adequate period of time at certain minimum price levels, with an adequate number of round lot shareholders and completing SEC filings during this time, although there is an exception to this requirement for firmly underwritten public offerings of at least $40 million. We may be unable to comply with seasoning requirements for listing prior to the listing deadline and we may be unable to qualify for the $40 million exception, which could adversely impact our ability to access U.S. stock exchanges. If an active trading market for our shares does not develop, the value and liquidity of our shares will be materially and adversely affected.

Employees

Apart from management, we have no employees. Our President and Chairman of the Board of Directors, Mr. Lampen, and Mr. Kirkland, CFO, Secretary, Treasurer and Director, will be responsible for managing our administrative affairs, including our reporting obligations pursuant to the requirements of the Exchange Act. It is anticipated that management will engage consultants, attorneys and accountants as necessary for us to conduct our business operations and to implement and successfully complete our business plan. Our directors and officers are engaged in outside business activities and anticipate that they will devote very limited time to our business until the acquisition of a successful business opportunity has been identified. We expect no significant changes in the number of our employees other than such changes, if any, incident to a business combination.

Reports to Security Holders

Upon effectiveness of this registration statement, we will be required to comply with the reporting requirements of the Exchange Act. We will be required to file annual, quarterly and other reports with the SEC. We will also be subject to the proxy solicitation requirements of the Exchange Act.

The public may read and copy any materials we file with the SEC in the SEC's Public Reference Section,

Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

As of the date of this filing, we do not have an Internet web site.

ITEM 1A.    RISK FACTORS.

THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO US, OUR INDUSTRY AND TO OTHER BUSINESSES.

An investment in our securities involves a high degree of risk. Any statements with respect to future events contained in this Form 10 are based upon circumstances and events which have not yet occurred, and upon assumptions which may not materialize. The actual results which are achieved by us may vary materially from those discussed in this Form 10.

This Form 10 contains forward-looking statements which involve risks and uncertainties. Forward-looking statements are based upon the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this Form 10, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties which may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance upon such forward-looking statements, as our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors section and elsewhere in this Form 10. Any such statements are representative only as of the date of this Form 10. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances subsequent to the date of this Form 10 or to reflect the occurrence of unanticipated events, except for such updates to this Form 10 as are required by federal securities laws and such periodic reports as are required pursuant to the Securities Exchange Act of 1934, as amended.

Accordingly, you should consider carefully the following risk factors, in addition to the other information with respect to our business contained in this Form 10.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE NO OPERATING BUSINESS AND OUR SHAREHOLDERS WILL NOT KNOW WHAT BUSINESS WE WILL ENTER INTO UNTIL WE CONSUMMATE A TRANSACTION.

There is a risk that we will be unable to consummate a business combination. We have had no recent operating history nor any revenues or earnings from operations since 2005. While we have no significant assets or financial resources, in April 2012 we issued an 11% revolving credit promissory note in favor of Vector in the principal amount of up to $150,000, which we believe provides us with access to capital sufficient until we consummate a merger or other business combination. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a business combination. This may result in us incurring a net operating loss that will increase continuously until we can consummate a business combination with a profitable business opportunity. We cannot assure you that we can identify a suitable business opportunity and consummate a business combination.

THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO FIND A SUITABLE ENTITY WITH WHICH TO ENTER INTO A BUSINESS COMBINATION TRANSACTION.

We are in a highly competitive market for a small number of business opportunities which could reduce the likelihood of consummating a successful business combination. We are and will continue to be an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of small private and public entities. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of us identifying and consummating a successful business combination. There can be no assurance that we will find a suitable entity with which to enter into a business combination transaction even if we do identify a suitable entity for such transaction, there can be no assurance that such entity would enter into such a transaction.

IN VIEW OF THE FACT THAT THERE ARE NUMEROUS OTHER WAYS IN WHICH PRIVATE COMPANIES CAN BECOME PUBLIC OR RAISE CAPITAL, AND BECAUSE OF THE AVAILABILITY OF BLANK CHECK COMPANIES FOR BUSINESS COMBINATION TRANSACTIONS, THERE CAN BE NO ASSURANCE THAT THE TERMS OF A POTENTIAL BUSINESS COMBINATION TRANSACTION WOULD BE FAVORABLE TO US.

Even if we find a suitable entity for a business combination transaction and that entity is willing to enter into such a transaction, there can be no assurance that we would be able to complete that transaction on terms which would be favorable to us. Private companies seeking to become public have many options other than a business combination with a blank check company, such as initial public offerings, direct public offerings, Regulation A offerings, public offerings on foreign exchanges, and business combinations with defunct public companies, and have many other options for access to capital other than becoming public, such as private offerings, Regulation S offerings, venture capital, and private equity transactions. The wide range of options available to such companies may result in those companies being able to require favorable terms from a blank check company in a business combination transaction, and may reduce the potential profitability to us of such a business combination transaction. In addition, there are a large number of blank check companies seeking to engage in business combination transactions, and the availability of such companies may result in private companies being able to require favorable terms from any particular blank check company in a business combination transaction, which may reduce the potential profitability to us of such a business combination transaction.

OUR FUTURE SUCCESS IS HIGHLY DEPENDENT ON THE ABILITY OF MANAGEMENT TO LOCATE AND ATTRACT A SUITABLE ACQUISITION CANDIDATE.

The nature of our operations is highly speculative, and there is a consequent risk of loss of your investment. The success of our plan of operation will depend to a great extent on the operations, financial condition and management of the identified business opportunity. While management intends to seek business combination(s) with entities having established operating histories, we cannot assure you that we will be successful in locating candidates meeting that criterion. In the event we complete a business combination, the success of our operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond our control.

WE HAVE NO EXISTING AGREEMENT FOR A BUSINESS COMBINATION OR OTHER TRANSACTION AND THERE IS NO GUARANTEE THAT WE WILL BE ABLE TO NEGOTIATE A TRANSACTION THAT WILL BENEFIT OUR SHAREHOLDERS.

We have no arrangement, agreement or understanding with respect to engaging in a merger with, joint venture with or acquisition of, a private or public entity. No assurances can be given that we will successfully identify and evaluate suitable business opportunities or that we will conclude a business combination. Management has not identified any particular industry or specific business within an industry for evaluation. We cannot guarantee that we will be able to negotiate a business combination on favorable terms, and there is consequently a risk that funds allocated to the purchase of our shares will not be invested in a company with active business operations.

MANAGEMENT INTENDS TO DEVOTE ONLY A LIMITED AMOUNT OF TIME TO SEEKING A TARGET COMPANY WHICH MAY ADVERSELY IMPACT OUR ABILITY TO IDENTIFY A SUITABLE ACQUISITION CANDIDATE.

While seeking a business combination, management anticipates devoting very limited time to our affairs. Our officers and directors have not entered into written employment agreements with us and are not expected to do so in the foreseeable future. This limited commitment may adversely impact our ability to identify and consummate a successful business combination.

THERE MAY BE CONFLICTS OF INTEREST BETWEEN OUR MANAGEMENT AND OUR NON-MANAGEMENT SHAREHOLDERS.

Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of other shareholders. A conflict of interest may arise between our management's personal pecuniary interests and its fiduciary duty to our shareholders. Further, our management's own pecuniary interest may at some point compromise its fiduciary duty to our shareholders. In addition, our officers and directors are currently and in the future shall be involved with other blank check companies and conflicts may arise in the pursuit of business combinations with such other blank check companies with which they are and may in the future be affiliated. Prospective business opportunities may not be offered to our management or its affiliates prior to being offered to Multi Soft II, Inc. This preference has been decided by management, however, it may be changed at management's discretion. In the future, after the close of a transaction, we do not anticipate that our current officers and directors will perform services in their current capacity.

Management has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serves as officers, directors or partners, or in which members of management or their family members own or hold any ownership interest. We have not established other binding guidelines or procedures for resolving potential conflicts of interest. Failure by management to resolve conflicts of interest in our favor could result in liability of management to us.

WE ARE LIKELY SEEKING TO COMPLETE A BUSINESS COMBINATION THROUGH A "REVERSE MERGER". FOLLOWING SUCH A TRANSACTION WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

Additional risks may exist because we will assist a privately held business to become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of our securities because there is no incentive to brokerage firms to recommend the purchase of our common stock. There can be no assurance that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

A BUSINESS COMBINATION WILL RESULT IN A CHANGE OF CONTROL AND A CHANGE OF MANAGEMENT.

In conjunction with completion of a business acquisition, it is anticipated that we will issue an amount of our authorized but unissued common stock which represents the majority of the voting power and equity of our common stock, which will result in shareholders of a target company obtaining a controlling interest in us. As a condition of the business combination agreement, our current shareholders may agree to sell or transfer all or a portion of our common stock as to provide the target company with all or majority control. The resulting change in control will result in removal of our present officers and directors and a corresponding reduction in or elimination of their participation in any future affairs.

OUR DIRECTORS HAVE THE RIGHT TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

Our directors, without further action by our shareholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares, the relative rights, conversion rights, voting rights, terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock would adversely affect the rights of holders of common stock.

THE TIME AND COST OF PREPARING A PRIVATE COMPANY TO BECOME A PUBLIC REPORTING COMPANY MAY PRECLUDE US FROM ENTERING INTO A MERGER OR ACQUISITION WITH THE MOST ATTRACTIVE PRIVATE COMPANIES.

Target companies that fail to comply with SEC reporting requirements may delay or preclude an acquisition. Sections 13 and 15(d) of the Exchange Act require reporting companies to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one, two, or three years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare these statements may significantly delay or essentially preclude consummation of an acquisition. Otherwise suitable acquisition prospects that do not have or are unable to obtain the required audited financial statements may be inappropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

WE MAY BE SUBJECT TO FURTHER GOVERNMENT REGULATION WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.

Although we will be subject to the reporting requirements under the Exchange Act, management believes we will not be subject to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"), since we will not be engaged in the business of investing or trading in securities. If we engage in business combinations which result in our holding passive investment interests in a number of entities, we could be subject to regulation under the Investment Company Act. If so, we would be required to register as an investment company and could be expected to incur significant registration and compliance costs. We have obtained no formal determination from the SEC as to our status under the Investment Company Act and, consequently, violation of the Investment Company Act could subject us to material adverse consequences.

ANY POTENTIAL ACQUISITION OR MERGER WITH A FOREIGN COMPANY MAY SUBJECT US TO ADDITIONAL RISKS.

If we enter into a business combination with a foreign company, we will be subject to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and finished goods across national borders and cultural and language differences. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.

THERE IS CURRENTLY NO TRADING MARKET FOR OUR COMMON STOCK, AND LIQUIDITY OF SHARES OF OUR COMMON STOCK IS LIMITED.

Our shares of common stock are not registered under the securities laws of any state or other jurisdiction, and accordingly there is no public trading market for our common stock. Further, no public trading market is expected to develop in the foreseeable future unless and until we complete a business combination with an operating business and we thereafter file a registration statement under the Securities Act. Therefore, outstanding shares of our common stock cannot be offered, sold, pledged or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act and any other applicable federal or state securities laws or regulations.

Please note that shareholders of our common stock may not rely on Rule 144 of the Securities Act and must register any re-sales of your common stock under the Securities Act.

Compliance with the criteria for securing exemptions under federal securities laws and the securities laws of the various states is extremely complex, especially in respect of those exemptions affording flexibility and the elimination of trading restrictions in respect of securities received in exempt transactions and subsequently disposed of without registration under the Securities Act or state securities laws.

THERE ARE ISSUES IMPACTING LIQUIDITY OF OUR SECURITIES WITH RESPECT TO THE FACT THAT WE WILL NEED TO FILE A RESALE REGISTRATION STATEMENT TO CREATE LIQUIDITY IN OUR COMMON STOCK.

Since our shares of common stock issued prior to a business combination or reverse merger cannot currently, nor will they for a considerable period of time after we complete a business combination, be available to be offered, sold, pledged or otherwise transferred without being registered pursuant to the Securities Act, we will likely file a resale registration statement on Form S-1, or some other available form, to register for resale such shares of common stock. We cannot control this future registration process in all respects as some matters are outside our control. Even if we are successful in causing the effectiveness of the resale registration statement, there can be no assurances that the occurrence of subsequent events may not preclude our ability to maintain the effectiveness of the registration statement. Any of the foregoing items could have adverse effects on the liquidity of our shares of common stock.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND IF WE DO NOT PAY DIVIDENDS IN THE FUTURE THEN OUR SHAREHOLDERS CAN ONLY BENEFIT FROM THEIR SHARES BY SELLING SUCH STOCK EITHER IN THE PUBLIC MARKET PLACE OR IN A PRIVATE TRANSACTION.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into us to further our business strategy.

WE MAY BE SUBJECT TO CERTAIN TAX CONSEQUENCES IN OUR BUSINESS, WHICH MAY INCREASE OUR COST OF DOING BUSINESS.

We may not be able to structure our acquisition to result in tax-free treatment for the companies or their shareholders, which could deter third parties from entering into certain business combinations with us or result in being taxed on consideration received in a transaction. Currently, a transaction may be structured so as to result in tax-free treatment to both companies, as prescribed by various federal and state tax provisions. We intend to structure any business combination so as to minimize the federal and state tax consequences to both us and the target entity; however, we cannot guarantee that the business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes that may have an adverse effect on both parties to the transaction.

OUR BUSINESS WILL HAVE NO REVENUE UNLESS AND UNTIL WE MERGE WITH OR ACQUIRE AN OPERATING BUSINESS.

We have had no recent operating history nor any revenues or earnings from operations since 2005. We will not realize any revenue unless and until we successfully merge with or acquire an operating business.

WE INTEND TO ISSUE MORE SHARES IN A MERGER OR ACQUISITION, WHICH WILL RESULT IN SUBSTANTIAL DILUTION.

Our Articles of Incorporation authorize the issuance of a maximum of 200,000,000 shares of common stock and a maximum of 50,000,000 shares of preferred stock. Any merger or acquisition effected by us may result in the issuance of additional securities without shareholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. Moreover, the common stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing shareholders. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without shareholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a business combination or otherwise, dilution to the interests of our shareholders will occur and the rights of the holders of common stock might be materially adversely affected.

WE HAVE CONDUCTED NO MARKET RESEARCH OR IDENTIFICATION OF BUSINESS OPPORTUNITIES, WHICH MAY AFFECT OUR ABILITY TO IDENTIFY A BUSINESS TO MERGE WITH OR ACQUIRE.

We have not conducted market research concerning prospective business opportunities, nor have others made the results of such market research available to us. Therefore, we have no assurances that market demand exists for a merger or acquisition as contemplated by us. Our management has not identified any specific business combination or other transactions for formal evaluation by us, such that it may be expected that any such target business or transaction will present such a level of risk that conventional private or public offerings of securities or conventional bank financing will not be available. There is no assurance that we will be able to acquire a business opportunity on terms favorable to us. Decisions as to which business opportunity to participate in will be unilaterally made by our management, which may act without the consent, vote or approval of our shareholders.

OUR SHARES MAY BE SUBJECT TO THE "PENNY STOCK" RULES, FOLLOWING A REVERSE MERGER TRANSACTION, WHICH MIGHT SUBJECT YOU TO RESTRICTIONS ON MARKETABILITY AND MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Additional risks may exist since we will assist a privately held business to become public through a "reverse merger." Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future. Failure to develop or maintain an active trading market for our common stock will have a generally negative effect on the price of our common stock and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price. Your investment could be a partial or complete loss.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker- dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

WE CANNOT ASSURE YOU THAT FOLLOWING A BUSINESS COMBINATION WITH AN OPERATING BUSINESS, OUR COMMON STOCK WILL BE LISTED ON NASDAQ OR ANY OTHER SECURITIES EXCHANGE AND THEREFORE IT IS POSSIBLE THAT OUR SHAREHOLDERS WILL NOT BE ABLE TO LIQUIDATE THEIR INVESTMENT IN OUR STOCK AND WE MAY NOT HAVE ACCESS TO CAPITAL AVAILABLE TO COMPANIES TRADING ON THESE EXCHANGES.

Following a business combination, we may seek the listing of our common stock on NASDAQ or the NYSE MKT. However, we cannot assure you that following such a transaction, we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange.

The NASDAQ, NYSE, and NYSE MKT recently adopted a “seasoning” requirement for the listing of former reverse merger companies, which includes trading in another market for an adequate period of time at certain minimum price levels, with an adequate number of round lot shareholders and completing SEC filings during this time, although there is an exception to this requirement for firmly underwritten public offerings of at least $40 million. We may be unable to comply with seasoning requirements for listing prior to the listing deadline and we may be unable to qualify for the $40 million exception, which could adversely impact our ability to access U.S. stock exchanges. If an active trading market for our shares does not develop, the value and liquidity of our shares will be materially and adversely affected.

After completing a business combination, until our common stock is listed on the NASDAQ or another stock exchange, we expect that our common stock would be eligible to trade on the OTC Bulletin Board, another over-the-counter quotation system, or on the "pink sheets," where our shareholders may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to an SEC rule that, if it failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect our common stock's liquidity. This would also make it more difficult for us to raise additional capital following a business combination.

OUR AUTHORIZATION OF BLANK CHECK PREFERRED STOCK COULD BE USED TO DISCOURAGE A TAKE-OVER TRANSACTION INVOLVING AN ACTUAL OR POTENTIAL CHANGE IN CONTROL OF US OR OUR MANAGEMENT.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of preferred stock with designations, rights and preferences to be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Multi Soft II, Inc.. Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that we will not do so in the future.

DUE TO THE CONTROL BY MANAGEMENT AND OUR PRINCIPAL SHAREHOLDER OF 65.9% OF ISSUED AND OUTSTANDING COMMON STOCK, OUR NON-MANAGEMENT SHAREHOLDERS WILL HAVE LITTLE POWER TO CHOOSE MANAGEMENT OR IMPACT OPERATIONS.

Management and our principal shareholder currently control and vote an aggregate of 65.9% of our issued and outstanding common stock. Our management consists of Richard L. Lampen, President and Chairman of the Board of Directors, J. Bryant Kirkland III, CFO, Secretary, Treasurer and Director, and Robert Frome, Director. Messrs. Lampen and Kirkland serve as Executive Vice President and Vice President, respectively, of Vector, our majority shareholder, although neither Mr. Kirkland nor Mr. Lampen has investment authority or voting control over the securities owned by Vector. Consequently, management, along with our principal shareholder, has the ability to influence control of our operations and, acting together, will have the ability to influence or control substantially all matters submitted to shareholders for approval, including:

•	Election of the Board of Directors;

•	Removal of directors;

•	Amendment to the our certificate of incorporation or bylaws; and

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

These shareholders will thus have substantial influence over our management and affairs and other shareholders possess no practical ability to remove management or effect the operations of our business. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for our common stock.

ITEM 2.    FINANCIAL INFORMATION

A.    Selected Financial Data

	For the quarter ended	For the year ended	For the year ended
Statement of Operations Data:	April 30, 2012	January 31, 2012	January 31, 2011

Net revenue	$—	$—	$—
Operating expenses	$13,487	$38,197	$20,790
Net loss	$(13,487)	$(38,898)	$(23,697)
Net loss per share	$(0.01)	$(0.04)	$(0.09)

	As of	As of	As of
Balance Sheet Data:	April 30, 2012	January 31, 2012	January 31, 2011

Total assets	$—	$—	$—
Total liabilities	$104,294	$90,807	$120,756
Shareholders' deficiency	$104,294	$90,807	$120,756

B.    Management's Discussion and Analysis of Financial Condition and Results of Operations
Overview

We intend to investigate and, if such investigation warrants, merge or acquire a target company or business seeking the perceived advantages of being a publicly held corporation. As of the date of this Form 10, we have no particular acquisitions in mind and have not entered into any negotiations with respect to the possibility of a merger or acquisition between us and such other company.

If we consummate a business combination, we will use our best efforts to have our stock quoted on the OTC Bulletin Board (the “OTCBB”), and anticipate that our common stock will be eligible to trade on the OTCBB subsequent to such business combination. In addition, subsequent to such business combination, we may seek the listing of our common stock on any of the several NASDAQ markets or the NYSE MKT, either immediately after such business combination or sometime in the future. However, the NASDAQ, NYSE, and NYSE MKT recently adopted a “seasoning” requirement for the listing of former reverse merger companies, which includes trading in another market for an adequate period of time at certain minimum price levels, with an adequate number of round lot shareholders and completing SEC filings during this time, although there is an exception to this requirement for firmly underwritten public offerings of at least $40 million. We may be unable to comply with seasoning requirements for listing prior to the listing deadline and we may be unable to qualify for the $40 million exception, which could adversely impact our ability to access U.S. stock exchanges. There can be no assurance that after we consummate a business combination we will be quoted on the OTCBB or be able to meet the initial listing standards of any stock exchange or quotation service, or that we will be able to maintain a listing of our common stock on any of those or any other stock exchange or quotation service. If an active trading market for our shares does not develop, the value and liquidity of our shares will be materially and adversely affected.

We have not recorded revenues from operations since 2005. We intend to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business. We will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

We do not currently engage in any business activities that provide cash flow. During the next 12 months we anticipate incurring costs related to: (i) investigating and analyzing business combinations; (ii) filing of Exchange Act reports, and (iii) consummating an acquisition. We believe we will be able to meet these costs through use of funds in our treasury and additional amounts, as necessary, to be loaned by or invested in us by our shareholders, management or other investors.

We have negative working capital, negative shareholders' equity and have not earned any revenues from operations since 2005. However, we have issued an 11% revolving credit promissory note in favor of Vector in the principal amount of up to $150,000, which we believe provides us with access to capital sufficient until we consummate a merger or other business combination. We are currently devoting our efforts to locating merger candidates. Our ability to continue as a going concern is dependent upon our ability to develop additional sources of capital, locate and complete a merger with another company, and ultimately, achieve profitable operations. Our historical operating results disclosed in this Form 10 are not meaningful to our future results.

We may consider a business which has recently commenced operations, is a developing company in need of additional funds for expansion into new products or markets, is seeking to develop a new product or service, or is an established business which may be experiencing financial or operating difficulties and is in need of additional capital. In the alternative, a business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding, among other things, the time delays, significant expense, and loss of voting control which may occur in a public offering.

Our management has not had any preliminary contact or discussions with any representative of any other entity regarding a business combination with us. Any target business that is selected may be a financially unstable company or an entity in its early stages of development or growth, including entities without established records of sales or earnings. In that event, we will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, we may effect a business combination with an entity in an industry characterized by a high level of risk, and, although our management will endeavor to evaluate the risks inherent in a particular target business, there can be no assurance that we will properly ascertain or assess all significant risks.

Our management anticipates that we will likely be able to effect only one business combination, due primarily to our limited financing and the dilution of interest for present and prospective shareholders, which is likely to occur as a result of our management's plan to offer a controlling interest to a target business in order to achieve a tax-free reorganization. This lack of diversification should be considered a substantial risk in investing in us, because it will not permit us to offset potential losses from one venture against gains from another.

We anticipate that the selection of a business combination will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our management believes that there are firms seeking the perceived benefits of becoming a publicly traded corporation. Such perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock. Potentially available business combinations may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

Results of Operations

Because we currently do not have any business operations, we have not had any revenues during our fiscal years ended January 31, 2012 and January 2011.

Comparison of Quarter Ended April 30, 2012 and 2011

General and Administrative Expenses. General and administrative expenses for the quarters ended April 30, 2012 and 2011 were $13,487 and $13,138, respectively. During the quarter ended April 30, 2012, such expenses consisted of professional fees associated with various corporate organizational matters. We anticipate that our general and administrative expenses will remain low until such time as we effect a merger or other business combination with an operating business, if at all.

Net Loss. Our net loss for the quarters ended April 30, 2012 and 2011 was $13,487 and $13,839, respectively.

Comparison of Years Ended January 31, 2012 and 2011

General and Administrative Expenses. General and administrative expenses for the years ended January 31, 2012 and 2011 were $38,197 and $20,790, respectively. During the year ended January 31, 2012, such expenses consisted of professional fees associated with various corporate matters. We anticipate that our general and administrative expenses will remain low until such time as we effect a merger or other business combination with an operating business, if at all. Vector, our majority shareholder, paid these professional fees on our behalf. In April 2012, we issued an 11% revolving credit promissory note in favor of Vector in the principal amount of up to $150,000 for all amounts incurred by Vector on our behalf in excess of $17,500. As of January 31, 2012 and 2011, we owed Vector $39,726 and $12,377, respectively.

Net Loss. Our net loss for the years ended January 31, 2012 and 2011 was $38,898 and $23,697, respectively.

Liquidity and Capital Resources

We do not have any revenues from operations and, absent a merger or other combination with an operating company, or a public or private sale of our equity or debt securities, the occurrence of either of which cannot be assured, we will be dependent upon future loans or equity investments from our present shareholders or management, for which there is no existing commitment. Although we have no present commitment from any such parties to provide funding, if our company reaches the point where it would need funds to remain in operation, we will attempt to raise funds from our present shareholders or management in the form of equity or debt. If, in such situation, we are unable to raise funds from those parties, it is likely that our business would cease operations. As of April 30, 2012, we had a cash balance of $0, total liabilities of $104,294 and a negative working capital balance of approximately $49,000.

In April 2012 we entered into an 11% revolving credit promissory note in favor of Vector in the principal amount of up to $150,000, and the outstanding balance owed to Vector as of April 30, 2012 was $55,764. We believe this revolving credit arrangement provides us with access to capital sufficient until we consummate a merger or other business combination. If we later determine that our capital reserves are insufficient, we will either cease operations or we will need to raise additional capital through the issuance of additional shares or through debt. There is no existing commitment to provide additional capital. In such situation, there can be no assurance that we shall be able to receive additional financing, and if we are unable to receive sufficient additional financing upon acceptable terms, it is likely that our business would cease operations.

Discussion of Cash Flows

No cash was used in operating activities for the quarter ended April 30, 2012 and 2011. No cash was provided by investing activities or financing activities in the quarters ended April 30, 2012 and 2011.

No cash was used in operating activities for the years ended January 31, 2012 and 2011. No cash was provided by investing activities or financing activities in the years ended January 31, 2012 and 2011.

Liquidity Sources

We satisfy our cash needs by drawing on the 11% revolving credit promissory note in favor of Vector in the principal amount of up to $150,000, which had an outstanding balance of $55,764 as of April 30, 2012.

We may seek to raise additional capital through the issuance of equity or debt, including loans from related parties, to acquire sufficient liquidity to satisfy our future liabilities. Such additional capital may not be available timely or on terms acceptable to us, if at all. Our plans to repay our liabilities as they become due may be impacted adversely by our inability to have sufficient liquid assets to satisfy our liabilities.

Contractual Obligations

As a Smaller Reporting Company as defined Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this section.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 1 to our financial statements included in this report, we believe the policies discussed below are the most critical to understanding our financial position and results of operations.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized by applying statutory tax rates in effect in the years in which the differences between the financial reporting and tax filing bases of existing assets and liabilities are expected to reverse. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance against our deferred tax assets. We have recorded a full valuation allowance against our deferred tax assets since we have determined that it is more likely than not that we may not be able to realize our deferred tax asset in the future.

As of April 30, 2012, we have net operating loss carryforwards of approximately $182,000. The carryforwards expire through the year 2031. Our net operating loss carryforwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code. The Tax Acts of some jurisdictions contain provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests. As a result of various equity transactions, management believes we experienced an “ownership change” in 2011, as defined by Section 382 of the Internal Revenue Code, which limits the annual utilization of net operating loss carryforwards incurred prior to the ownership change. As calculated, the Section 382 limitation does not necessarily impact the ultimate recovery of the U.S. net operating loss; although it will defer the realization of the tax benefit associated with certain of the net operating loss carryforwards.

ITEM 3.    PROPERTIES.

We have no property and do not currently maintain an office or any other facilities. We maintain a mailing address at 100 S.E. Second Street, Suite 3200, Miami, Florida 33131, which is the business address of our principal shareholder, Vector Group, Ltd., and our President, Mr. Lampen. We pay no rent for the use of this mailing address. Vector, at no cost to us, provides us with the use of office equipment and administrative services as necessary to conduct our business activities, including the implementation of our business plan. We do not believe that we will need to maintain an office at any time in the foreseeable future in order to carry out our plan of operations described herein.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of June 15, 2012 by: (i) those persons or groups known to own beneficially more than 5% of our common stock, (ii) each of our current directors and executive officers and (iii) all of our executive officers and directors as a group. The information presented does not reflect the ownership interests of such individuals as a result of the merger transaction described above.

The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the shareholders listed possess sole voting and investment power with respect to their shares. Except as otherwise indicated in the table below, the business address of each individual or entity is 100 S.E. Second Street, Miami, Florida 33131.

	Shares Beneficially Owned
Name and Address	Number	Percent

Vector Group Ltd. (1) 100 S.E. Second Street, Suite 3200 Miami, FL 33131	666,433	54.0%
Robert L. Frome Olshan Grundman Frome Rosenzweig & Wolosky LLP 65 East 55th Street New York, NY 10022	146,615	11.9%
Michael Potter Monarch Capital Group LLC 500 Fifth Avenue, Suite 2240 New York, NY 10110	146,615	11.9%
Multi Solutions II, Inc. 100 S.E. Second Street, Suite 3200 Miami, FL 33131	140,534	11.4%
Richard J. Lampen 100 S.E. Second Street, Suite 3200 Miami, FL 33131	—	—
J. Bryant Kirkland III 100 S.E. Second Street, Suite 3200 Miami, FL 33131	—	—
All Executive Officers and Directors as a group (3 persons)	813,048	65.9%

(1) Richard J. Lampen, an executive officer and a director of ours, and J. Bryant Kirkland III, an executive officer and a director ours, serve as Executive Vice President and Vice President, respectively, of Vector. Neither Mr. Kirkland nor Mr.

Lampen has investment authority or voting control over the securities owned by Vector. The other executive officers of Vector are Howard M. Lorber, President and Chief Executive Officer, Marc N. Bell, Vice President, Secretary and General Counsel, and Ronald J. Bernstein, the President of Vector's Liggett Group LLC subsidiary. The directors of Vector are Mr. Lorber, Bennett S. LeBow, Henry C. Beinstein, Stanley S. Arkin, Mr. Bernstein, Jeffrey S. Podell and Jean E. Sharpe.

ITEM 5.    DIRECTORS, EXECUTIVE OFFICERS

A.     Identification of Directors and Executive Officers.

Our directors and executive officers and additional information concerning them are as follows:

Name	Age	Positions Held
Richard Lampen	58	President and Chairman of the Board of Directors
J. Bryant Kirkland III	47	Chief Financial Officer, Secretary and Treasurer and Director
Robert Frome	68	Director

Richard J. Lampen has served as our President and Chairman of the Board of Directors since May 2011. Mr. Lampen has served as Executive Vice President of Vector (NYSE:VGR) since July 1996, President and Chief Executive Officer of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), an entity in which Vector owns an approximate 8% equity interest, since September 2006, and President and Chief Executive Officer of Castle Brands Inc. (NYSE MKT:ROX), a publicly traded developer and importer of premium branded spirits in which Vector held an approximate 11% equity interest in since October 2008. From October 1995 to December 2005, Mr. Lampen served as the Executive Vice President and General Counsel of New Valley Corporation, where he also served as a director. From November 1998 to November 2011, he served as President and Chief Executive Officer of CDSI Holdings Inc., an affiliate of New Valley, which is now known as SG Blocks Inc. Mr. Lampen is also a director of Ladenburg Thalmann Financial Services Inc., Castle Brands Inc. and SG Blocks Inc. Mr. Lampen's pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as an executive officer and a director of publicly-traded corporations.

J. Bryant Kirkland III has served as our Chief Financial Officer, Secretary and Treasurer and a director since May 2011. Mr. Kirkland has served as a Vice President of Vector since 2001 and became Vice President, Treasurer and Chief Financial Officer of Vector on April 1, 2006. From July 1992 to December 2005, Mr. Kirkland served in various financial capacities with Vector, New Valley Corporation, the predecessor to New Valley LLC, and Liggett Group LLC, a subsidiary of Vector. Mr. Kirkland also served as Chief Financial Officer of Ladenburg Thalmann Financial Services Inc. from June 2001 to October 2002. Mr. Kirkland served as Vice President, Treasurer and Chief Financial Officer of SG Blocks Inc. from January 1998 to November 2011 and as a director of SG Blocks Inc. since November 1998. Mr. Kirkland received a Bachelor of Science in Business Administration from the University of North Carolina and a Masters of Business Administration from Barry University. Mr. Kirkland's pertinent experience, qualifications, attributes and skills include financial literacy and expertise and the knowledge and experience he has attained through his service as an executive officer and a director of publicly-traded corporations.

Robert L. Frome has served a director of ours since May 2011. Mr. Frome has been a member of the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP for more than 25 years. In addition, Mr. Frome is a director of Healthcare Services Group, Inc. (NASDAQ: HCSG), the largest provider of housekeeping, linen and laundry services to long term healthcare facilities in the United States. Mr. Frome received a Bachelor of Science from New York University, a LL.B. from Harvard University School of Law and a LL.M. from New York University School of Law. Mr. Frome's pertinent experience, qualifications, attributes and skills include significant experience in business law and public company matters and the knowledge and experience he has attained through his service as an executive officer and a director of a publicly-traded corporation.
.

Our directors and officers devote time to our affairs on an "as needed" basis, but less than 10 hours per month. As a result, the actual amount of time that they will devote to our affairs is unknown and is likely to vary substantially from month to month. Our directors serve until the next annual meeting of shareholders or until their successors are duly elected and have qualified. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between any person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect directors to our board. There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs. Our Board Of Directors does not have any committees at this time.

B.     Significant Employees. None.

C.    Family Relationships. None.

D.     Involvement in Certain Legal Proceedings. There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

E.     The Board of Directors acts as the Audit Committee.

ITEM 6.    EXECUTIVE COMPENSATION

None of our current directors or principal executive officers have received compensation since their appointment in May 2011.  None of our former directors or executive officers received any cash or non-cash compensation from us during the past three fiscal years or had outstanding equity awards at year end. We have not entered into employment agreements with our executive officers and their compensation, if any, will be determined at the discretion of our Board of Directors.

Our executive officers will not receive any remuneration until the consummation of an acquisition. No remuneration of any nature has been paid for on account of services rendered by a director in such capacity. Our officers and directors intend to devote very limited time to our affairs. There are no understandings or agreements regarding compensation our management will receive after a business combination occurs, if at all.

It is possible that, after we successfully consummate a business combination with an unaffiliated entity, that entity may desire to employ or retain one or a number of members of our management for the purposes of providing services to the surviving entity.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of our employees.

We do not offer retirement benefit plans to our executive officers, nor have we entered into any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, or in connection with, the resignation, retirement or other termination of a named executive officer, or a change in control of the company or a change in the named executive officer's responsibilities following a change in control. We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Parties

The following information summarizes transactions we have either engaged in for the past three fiscal years, or propose to engage in, involving our executive officers, directors, more than 5% shareholders, or immediate family members of these persons.  These transactions were negotiated between related parties without “arms length” bargaining and, as a result, the terms of these transactions may be different than transactions negotiated between unrelated persons.

We have utilized the mailing address of Vector, our principal shareholder since May 2011, at no cost. Richard J. Lampen and J. Bryant Kirkland III, directors and executive officers of ours since May 2011, serve as Executive Vice President and Vice President, respectively, of Vector. Neither Mr. Kirkland nor Mr. Lampen has investment authority or voting control over our securities owned by Vector.

During the years ended January 31, 2012 and 2011, Vector incurred legal and professional fees on our behalf totaling $28,689 and $12,373, respectively. During the year ended January 31, 2012, Vector settled accounts payable on our behalf totaling $16,151 and forgave fees of $17,500. In April 2012, we agreed to enter into a credit facility agreement for all amounts incurred by Vector on our behalf in excess of $17,500. The credit facility provides up to $150,000 of financing to us for working capital purposes. Amounts outstanding under the credit facility accrue interest at an annual rate of 11% and mature in December 2015. As of April 30, 2012, the outstanding principal balance owed to Vector under the credit arrangement was $55,764.

Except as set forth above, there have been no related party transactions, or any other transactions or relationships required to be disclosed.

Director Independence

Only Robert Frome is an independent director as defined by NASDAQ Stock Market Rule 4200(a) (15).  This rule defines persons as “independent” who are neither officers nor employees of the company and have no relationships that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.

We have not:

•
Established our own definition for determining whether our director and nominees for directors are "independent" nor have we adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, nor,

•	Established any committees of the Board of Directors.

Given our current nature, and the current composition of our management, our Board of Directors does not believe that we require any corporate governance committees at this time. Our Board of Directors takes the position that management of a target business will establish:

•	Its own Board of Directors,

•	Establish its own definition of 'independent" as related to directors and nominees for directors,

•	Establish committees that will be suitable for its operations after we consummate a business combination.

ITEM 8.    LEGAL PROCEEDINGS

We are not a party to any proceedings or threatened proceedings as of the date of this filing.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Currently, our common stock is not listed to trade on any public trading market. From July 1983 to September 29, 2010, our common stock was quoted on the OTC Bulletin Board pink sheets under the symbol MULT.PK, but no established market ever existed. On September 29, 2010, our stock was no longer quoted on the OTC Bulletin Board.

We do not have any outstanding options or warrants to purchase our securities or securities convertible into our common stock.  Shareholders may rely on the exemption from the registration requirements provided by Rule 144 of the Securities Act (“Rule 144”), subject to certain restrictions; namely, our common stock may not be sold under Rule 144 until starting one year after:

(i)
the completion of a business combination with a private company in a reverse merger or reverse takeover transaction after which we cease to be a “shell company” (as defined in Rule 12b-2 under the Exchange Act), and

(ii)
the disclosure of certain information on a Current Report on Form 8-K within four business days thereafter, and only if we have been current in all of its periodic SEC filings for the 12 months preceding the contemplated sale of stock.

Holders

We have approximately 140 shareholders of record of our common stock as of June 15, 2012. We have 200,000,000 authorized shares of common stock, of which 1,233,853 are outstanding, and 50,000,000 authorized shares of preferred stock, none of which are outstanding.

Dividends

We have not declared dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future.  We anticipate that any funds available for payment of dividends will be re-invested to further our business strategy.

Securities Authorized under Equity Compensation Plans

We do not have any equity compensation plans.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES.

We made no sales of securities within the past three years.

ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Capital Stock

We are authorized by our Articles of Incorporation to issue an aggregate of 250,000,000 shares of capital stock,

of which 200,000,000 are shares of common stock, par value $0.001 per share (the "Common Stock") and 50,000,000 are shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of the date of this registration statement, 1,233,853 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

Common Stock. All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

Preferred Stock. Our Articles of Incorporation authorizes the issuance of up to 50,000,000 shares of Preferred Stock with designations, rights and preferences to be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of our authorized Preferred Stock, there can be no assurance that we will not do so in the future.

The description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 10.

Options, Warrants and Convertible Notes. There are no outstanding options or warrants to purchase, nor any securities convertible into, our common shares. Additionally, there are no shares which could be sold pursuant to Rule 144 of the Securities Act or which we have agreed to register pursuant to the Securities Act for sale by security holders. Further, there are no common shares being, or proposed to be, publicly offered by us.

Other Securities

In April 2012, we executed a credit facility agreement with Vector Group Ltd. The credit facility provides up to $150,000 of financing to us for working capital purposes. Amounts outstanding under the credit facility accrue interest at an annual rate of 11% and mature in December 2015. As of April 30, 2012, the outstanding principal balance owed to Vector under the credit arrangement was $55,764.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company, located in New York, New York.

Shares Eligible for Future Sale

As of the date hereof, 1,233,853 shares of our common stock are issued and outstanding. All outstanding shares of our common stock are "restricted securities" as such term is defined pursuant to Rule 144, in that such shares were issued in a private transaction not involving a public offering and may not be sold in accordance with Rule 144.

There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours. In order to resell the securities subject to Rule 144, our company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the proceeding twelve months. Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.

Sales of substantial amounts of our common stock under Rule 144, a future registration statement including our shares becoming effective with the SEC, or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

Experts

Our financial statements as of and for the periods ended January 31, 2012 and 2011 included in this Form 10 have been audited by Marcum LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and by-laws provide for indemnification of directors and officers to the fullest extent permitted by the Florida Business Corporation Act (the "FBCA"). Section 607.0850 of the FBCA provides that any director or officer of a Florida corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position, so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such proceeding, such indemnification is mandatory.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.

We currently maintain directors' and officers' liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Florida law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered accounting firm's report are set forth immediately following the signature page to this registration statement beginning at page F-1 and are incorporated herein by reference.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On July 1, 2011, we engaged Marcum LLP as our independent registered public accounting firm to audit our financial statements for the fiscal years ending January 31, 2011 and 2012. For the prior two years, we did not have an independent registered public accounting firm.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements

See “Index to Financial Statements” set forth on page F-1.

(b)	Exhibits

No.	Description

3.1	Articles of Incorporation of the Company dated September 21, 2011.

3.2	Articles of Amendment of the Company dated October 4, 2011.

3.3	By-laws of the Company.

10.1	Revolving Credit Promissory Note dated April 23, 2012 by the Company in favor of Vector Group, Ltd.

23.1	Consent of Marcum LLP, independent registered public accounting firm.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	June 15, 2012	MULTI SOFT II, INC.
		By:	/s/ J. Bryant Kirkland III
		Name:	J. Bryant Kirkland III
		Title:	Vice President, Treasurer and Chief Financial Officer

MULTI SOFT II, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
of Multi Soft II, Inc.

We have audited the accompanying balance sheets of Multi Soft II, Inc. (the “Company”) as of January 31, 2012 and 2011, and the related statements of operations, shareholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Multi Soft II, Inc. as of January 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Ft. Lauderdale Florida
June 15, 2012

Multi Soft II, Inc.
Balance Sheets

	January 31
	2012	2011

ASSETS

Total Assets	$—	$—

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current Liabilities:
Accounts payable and accrued expenses	$51,081	$57,733
Total current liabilities	51,081	57,733

Convertible debt	—	50,646
Due to Shareholder	39,726	12,377

Total liabilities	90,807	120,756

Shareholders' Deficiency
Preferred stock, 50,000,000 shares authorized, $0.001 par value; no shares issued or outstanding	—	—
Common stock, 200,000,000 shares authorized; $0.001 par value; 1,233,853 and 274,190 shares issued and outstanding, respectively	1,233	274
Additional paid in capital	81,323	13,435
Accumulated deficit	(173,363)	(134,465)
Total shareholders' deficiency	(90,807)	(120,756)
Total liabilities and shareholders' deficiency	$—	$—

See accompanying notes to financial statements.

Multi Soft II, Inc.
Statements of Operations

	Year Ended January 31
	2012	2011

REVENUE	$—	$—

OPERATING EXPENSES:
General and administrative expenses	38,197	20,790
Total operating expenses	38,197	20,790

LOSS FROM OPERATIONS	(38,197)	(20,790)

OTHER EXPENSE
Interest expense	(701)	(2,907)
Total other expense	(701)	(2,907)

LOSS BEFORE TAXES	(38,898)	(23,697)

Income tax provision	—	—

NET LOSS	$(38,898)	$(23,697)

BASIC AND DILUTED LOSS PER SHARE	$(0.04)	$(0.09)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	934,123	274,190

See accompanying notes to financial statements.

Multi Soft II, Inc.
Statements of Shareholders' Deficiency

			Additional
	Common Stock		Paid-in	Accumulated
	Number	Amount	Capital	Deficit	Total

Balances - January 31, 2010	274,190	$274	$13,435	$(110,768)	$(97,059)

Net loss	—	—	—	(23,697)	(23,697)

Balances - January 31, 2011	274,190	274	13,435	(134,465)	(120,756)

Payment of fees by shareholder	—	—	17,500	—	17,500

Conversion of convertible debt into common stock	959,663	959	35,041	—	36,000

Forgiveness of accrued interest on convertible debt	—	—	15,347	—	15,347

Net loss	—	—	—	(38,898)	(38,898)

Balances - January 31, 2012	1,233,853	$1,233	$81,323	$(173,363)	$(90,807)

See accompanying notes to financial statements.

Multi Soft II, Inc.
Statements of Cash Flows

	Year Ended January 31,
	2012	2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(38,898)	$(23,697)
Adjustments to reconcile net loss to net cash from operating activities:
Legal and professional fees paid by shareholder	28,698	12,377
Increase in accounts payable and accrued expenses	9,499	8,413
Increase in accrued interest on convertible debt	701	2,907
Net cash from operating activities	—	—

NET CHANGE IN CASH	—	—

CASH AT BEGINNING OF PERIOD	—	—

CASH AT END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$—	$—
Income taxes paid	$—	$—

SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Payment of accounts payable by shareholder	$16,151	$—
Conversion of principal on convertible debt into common stock	$36,000	$—
Forgiveness of interest on convertible debt	$15,347	$—
Forgiveness of fees by shareholder	$17,500	$—

See accompanying notes to financial statements.

MULTI SOFT II, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED JANUARY 31, 2012 AND 2011

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Multi Soft, Inc., (the "Company"), was originally incorporated on January 29, 1985 in New Jersey. The Company's business purpose is to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The Company's business objective for the next 12 months and beyond will be to achieve long-term growth potential through a combination with a business, rather than immediate, short-term earnings. The Company's search for a business opportunity will not be limited to any particular geographical area or industry, including both domestic and international companies.

On September 21, 2011, Multi Soft (Florida), Inc., a Florida corporation, was formed for the purpose of merging with the Company, so as to effect a re-domicile of the Company from New Jersey to Florida. In connection with the Merger and in accordance with the terms of the Agreement and Plan of Merger executed by both companies, the shareholders of the New Jersey corporation received .02 shares of new (Florida) common stock for every one share of old (New Jersey) common stock they owned, and all outstanding shares of the New Jersey corporation's common stock were cancelled.  Pursuant to the Merger, the Florida corporation became the surviving entity. On June 1, 2011, the Company filed an Amended and Restated Certificate of Incorporation with the State of New Jersey to increase its authorized common stock from 30,000,000 to 200,000,000 shares, and to create a class of 50,000,000 shares of blank check preferred stock, $0.001 par value. The Florida corporation is authorized to issue 200,000,000 shares of $0.001 par value common stock and 50,000,000 shares of $0.001 par value preferred stock. The Company and the Florida corporation each signed and filed Articles of Merger with their respective states to effectuate the merger of the New Jersey corporation with and into the Florida corporation (the "Merger"), which Merger became effective on September 28, 2011. Pursuant to the Merger, the Florida corporation became the surviving entity. Effective October 4, 2011, the Company changed its name to Multi Soft II, Inc.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2012 and 2011, the Company had no cash or cash equivalents.

(D) Loss Per Share

Basic loss per share is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the reporting period.  Diluted earnings per share is calculated based on income available to common shareholders and the weighted-average number of common and potential common shares outstanding during the reporting period.  For the year ended January 31, 2011 and for the period from February 1, 2011 through May 25, 2011, potential common shares, composed of the 959,663 incremental common shares issuable upon the conversion of convertible debt, are not included in the earnings per share calculation because their impact was anti-dilutive. On May 25, 2011, 959,663 shares were issued upon conversion of the convertible

(E) Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties.  The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company is subject to taxation in the United States.  All of the Company's 1988 and 2002-2012 tax years subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to income taxes as income tax expense in the Statements of Operations.

(F) Recently Issued Accounting Standards

Because the Company has been recently organized and has not yet transacted any business, the new accounting standards have no significant impact on the financial statements and related disclosures. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 2.   CONVERTIBLE DEBT

In May 2005, the Company issued 6% convertible non-negotiable debentures maturing in May 2006 with aggregate face value of $36,000. The outstanding principal on the debentures were convertible into 959,663 shares of the Company's common stock. In May 2011, the holders of these debentures exercised their rights to convert outstanding principal on the debentures into 959,663 shares of common stock of the Company in conjunction with the increase in the authorized shares. Any unpaid accrued interest was forgiven. The conversion resulted in a change in control of the Company, which was treated as a recapitalization for financial reporting purposes, resulting in the historical basis of the Company's assets and liabilities being carried forward and the carrying value of the debentures and related accrued and unpaid interest being reclassified into shareholder's deficiency. The outstanding principal and accrued interest on these debentures totaled $50,646 as of January 31, 2011. No amounts remained outstanding as of January 31, 2012 as a result of the conversion.

NOTE 3. INCOME TAXES

The provision (benefit) for income taxes consists of the following:

	Year Ended January 31,
	2012	2011

Current
Federal	$—	$—
State	—	—
Deferred
Federal	(12,564)	(7,654)
State	(1,945)	(1,185)
Change in valuation allowance	14,509	8,839
	$—	$—

The Company’s income tax rate computed at the statutory federal rate of 34% differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.

	Year Ended January 31,
	2011	2010

Income tax at statutory rate	34.00%	34.00%
State income taxes, net of federal benefit	3.30	3.30
Change in valuation allowance	(37.30)	(37.30)
Total	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management's evaluation, the net deferred tax asset was offset by a full valuation allowance in all periods presented. The Company's deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities are as follows:

	January 31,
	2012	2011

Net operating loss	$62,799	$48,290
Gross deferred tax assets:	62,799	48,290
Less: valuation allowance	(62,799)	(48,290)
Net deferred tax asset	$—	$—

As of January 31, 2012 the Company had a net operating loss carryforward of approximately $168,000 which may be used to offset future taxable income and expire through the year 2031.  Due to the change in ownership provisions of the Tax Reform Act of 1986, the net operating loss carryforwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carryforwards may be limited as to use in future years.

NOTE 4. RELATED PARTY TRANSACTIONS

During the years ended January 31, 2012 and 2011, the Company's majority shareholder incurred legal and professional fees on behalf of the Company totaling $28,689 and $12,377, respectively. During the year ended January 31, 2012, the majority shareholder settled accounts payable on behalf of the Company totaling $16,151 and forgave fees of $17,500. The Company has agreed to enter into a credit facility agreement for all amounts incurred by the majority shareholder on behalf of the Company in excess of $17,500. See Note 5. Subsequent Events. As of January 31, 2012 and 2011, the Company owed the majority shareholder $39,726 and $12,377, respectively.

NOTE 5.      SUBSEQUENT EVENTS

In April 2012, the Company executed a credit facility agreement with its majority shareholder. The credit facility provides up to $150,000 of financing to the Company for working capital purposes. Amounts outstanding under the credit facility accrue interest at an annual rate of 11% and mature in December 2015.

Multi Soft II, Inc.
Balance Sheets

	April 30, 2012	January 31, 2012
	(Unaudited)	(Audited)

Total Assets	$—	$—

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current Liabilities:
Accounts payable and accrued expenses	$48,530	$51,081
Total current liabilities	48,530	51,081

Due to Shareholder	55,764	39,726

Total liabilities	104,294	90,807

Shareholders' Deficiency
Preferred stock, 50,000,000 shares authorized, $0.001 par value; no shares issued or outstanding	—	—
Common stock, 200,000,000 shares authorized; $0.001 par value; 1,233,853 shares issued and outstanding	1,233	1,233
Additional paid-in capital	81,323	81,323
Accumulated deficit	(186,850)	(173,363)
Total shareholders' deficiency	(104,294)	(90,807)
Total liabilities and shareholders' deficiency	$—	$—

See accompanying notes to financial statements.

Multi Soft II, Inc.
 Statements of Operations (Unaudited)

	Three Months Ended	Three Months Ended
	April 30, 2012	April 30, 2011

REVENUE	$—	$—

OPERATING EXPENSES:
General and administrative expenses	13,487	13,138
Total operating expenses	13,487	13,138

LOSS FROM OPERATIONS	(13,487)	(13,138)

OTHER EXPENSE
Interest expense	—	(701)
Total other income	—	(701)

LOSS BEFORE TAXES	(13,487)	(13,839)

Income tax provision	—	—

NET LOSS	$(13,487)	$(13,839)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.05)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,233,853	274,190

See accompanying notes to financial statements.

Multi Soft II, Inc.
Statements of Cash Flows (Unaudited)

	Three Months Ended	Three Months Ended
	April 30, 2012	April 30, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(13,487)	$(13,839)
Adjustments to reconcile net loss to net cash from operating activities:
Legal and professional fess paid by shareholder	6,538	—
Increase in accounts payable and accrued expenses	6,949	13,138
Increase in accrued interest on convertible debt	—	701
Net cash from operating activities	—	—

NET CHANGE IN CASH	—	—

CASH AT BEGINNING OF PERIOD	—	—

CASH AT END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$—	$—
Income taxes paid	$—	$—

SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Payment of accounts payable by shareholder	$9,500	$8,413

See accompanying notes to financial statements.

MULTI SOFT II, INC.
NOTES TO FINANCIAL STATEMENTS
THREE MONTHS ENDED APRIL 30, 2012 AND 2011
Unaudited

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization and Basis of Presentation

Multi Soft, Inc., (the "Company"), was originally incorporated on January 29, 1985 in New Jersey.  On September 21, 2011, Multi Soft (Florida), Inc., a Florida corporation, was formed for the purpose of merging with the Company, so as to effect a re-domicile of the Company from New Jersey to Florida. In connection with the Merger and in accordance with the terms of the Agreement and Plan of Merger executed by both companies, the shareholders of the New Jersey corporation received .02 shares of new (Florida) common stock for every one share of old (New Jersey) common stock they owned, and all outstanding shares of the New Jersey corporation's common stock were cancelled.  Pursuant to the Merger, the Florida corporation became the surviving entity. On June 1, 2011, the Company filed an Amended and Restated Certificate of Incorporation with the State of New Jersey to increase its authorized common stock from 30,000,000 to 200,000,000, and to create a class of 50,000,000 shares of blank check preferred stock, $0.001 par value. The Florida corporation is authorized to issue 200,000,000 shares of $0.001 par value common stock and 50,000,000 shares of $0.001 par value preferred stock. The Company and the Florida corporation each signed and filed Articles of Merger with their respective states to effectuate the merger of the New Jersey corporation with and into the Florida corporation (the "Merger"), which Merger became effective on September 28, 2011. Pursuant to the Merger, the Florida corporation became the surviving entity. Effective October 4, 2011, the Company changed its name to Multi Soft II, Inc.

The Company's business purpose is to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The Company's business objective for the next 12 months and beyond will be to achieve long-term growth potential through a combination with a business, rather than immediate, short-term earnings. The Company's search for a business opportunity will not be limited to any particular geographical area or industry, including both domestic and international companies.

The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information.
The financial information as of January 31, 2012 is derived from audited financial statements.  The unaudited condensed interim financial statements should be read in conjunction with this registration statement, which contains the audited financial statements and notes thereto.
Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the three months ended April 30, 2012, are not necessarily indicative of results for the full fiscal year.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.  As of April 30 and January 31, 2012, the Company had no cash or cash equivalents.

(D) Loss Per Share

Basic loss per share is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the reporting period.  Diluted earnings per share is calculated based on income available to common shareholders and the weighted-average number of common and potential common shares outstanding during the reporting period.  For the three months ended April 30, 2011, potential common shares, composed of the 959,663 incremental common shares issuable upon the conversion of convertible debt, are not included in the earnings per share calculation because their impact was anti-dilutive. Subsequent to the conversion of convertible debt on May 25, 2011, there were no potentially dilutive securities outstanding.

(E) Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties.  The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company is subject to taxation in the United States.  All of the Company's 1988 and 2002-2012 tax years subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to income taxes as income tax expense in the Statements of Operations.

As of April 30, 2012, the Company had approximately $182,000 of net operating loss carryforwards available to offset future taxable income. The net operating loss carryforwards expire beginning in 2031 and are subject to limitations as a result of the conversion convertible debentures that resulted in a change in control of the Company on May 25, 2011.

(F) Recently Issued Accounting Standards

Because the Company has been recently reorganized and has not yet transacted any business, the new accounting standards have no significant impact on the financial statements and related disclosures. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 2.   DUE TO SHAREHOLDER

The Company's majority shareholder has incurred legal and professional fees on behalf of the Company, of which, $6,538 were incurred during the three months ended April 30, 2012. No such costs were incurred during the three months ended April 30, 2011. In April 2012, the Company executed a credit facility agreement with its majority shareholder providing for the repayment of all costs in excess of $17,500 incurred by the majority shareholder on behalf on the Company. The credit facility provides up $150,000 of financing to the Company for working capital purposes. Amounts outstanding under the credit facility, totaling $55,764 as of April 30, 2012, accrue interest at an annual interest of 11% and mature in December 2015. As of January 31, 2012, $39,726 was due to the majority shareholder.